Exhibit 10.40
DANA HOLDING CORPORATION
PERFORMANCE SHARE AWARD AGREEMENT
Award Date:
     1. The Award and the Plan. As of the Award Date set forth in the Award Notification preceding or accompanying this Performance Share Award Agreement (the “Agreement”), Dana Holding Corporation (“Dana”) grants to you the right to earn the number of its Shares set forth in such Award Notification (the “Performance Shares”), to be issued to you if you earn all of, any portion of, or more than, the Performance Shares by Dana meeting certain specified performance goals (“Dana Performance Goals”) approved by Dana. Any undefined terms in this Agreement appearing as defined terms will have the same meaning as they do in the Dana Holding Corporation 2008 Omnibus Incentive Plan, as amended and/or restated from time to time (the “Plan”). Dana will provide a copy of the Plan to you upon request.
     2. Earning of Performance Shares.
          (a) Performance Measure: Your right to receive all of, any portion of, or more than, the Performance Shares will be contingent upon the achievement of the Dana Performance Goals and will be measured over the period from January 1, 20 ___ through December 31, 20 ___ (the “Performance Period”).
          (b) Below Threshold: If, upon the conclusion of the Performance Period, Dana’s performance for the Performance Period falls below the threshold level, as set forth in the Dana Performance Goals, no Performance Shares for the Performance Period will become earned.
          (c) Threshold: If, upon the conclusion of the Performance Period, Dana’s performance for the Performance Period equals the threshold level, as set forth in the Dana Performance Goals, a certain portion of the Performance Shares, as previous approved by the Board of Directors or committee thereof, for the Performance Period will become earned.
          (d) Between Threshold and Target: If, upon the conclusion of the Performance Period, Dana’s performance exceeds the threshold level, but is less than the target level, as set forth in the Dana Performance Goals, the Performance Shares will become earned based on performance during the Performance Period, as previously set by the Board of Directors or committee thereof.
          (e) Target: If, upon the conclusion of the Performance Period, Dana’s performance for the Performance Period equals the target level, as set forth in the Dana Performance Goals, 100% of the Performance Shares for the Performance Period will become earned.
          (f) Between Target and Maximum: If, upon the conclusion of the Performance Period, Dana’s performance exceeds the target level, but is less than the maximum level, as set forth in the Dana Performance Goals, the Performance Shares will become earned based on performance during the Performance Period, as previously approved by the Board of Directors or committee thereof.
          (g) Equals or Exceeds Maximum: If, upon the conclusion of the Performance Period, Dana’s performance for the Performance Period equals or exceeds the maximum level, as set forth in the Dana Performance Goals, a previously approved portion of the Performance Shares will become earned, subject to any cap set by the Board.
          (h) Conditions; Determination of Earned Award: Except as otherwise provided in this Agreement, your right to receive any Performance Shares is contingent upon you remaining in the continuous employ of Dana or a Subsidiary through the end of the Performance Period. Following the

Performance Period, the Board will determine whether and to what extent the goals relating to Dana Performance Goals have been satisfied for the Performance Period and will determine the number of Performance Shares that will have become earned hereunder.
          (i) Modification of Management Objectives: If Dana determines that a change in the business, operations, corporate structure or capital structure of Dana, the manner in which it conducts business or other events or circumstances render the measurement of the Dana Performance Goals to be unsuitable, Dana may modify the calculation of the Dana Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as Dana deems appropriate.
     3. Prorated Earning of Performance Shares.
          (a) Effect of Termination Due to Death, Disability, Normal Retirement or Termination without Cause: Notwithstanding Section 2(j), if, during the Performance Period, but before the payment of any Performance Shares as set forth in Section 5, you die or becomes Disabled while in the employ of Dana or any Subsidiary, in the event of your Normal Retirement or you are terminated without cause during the Performance Period, then you will be entitled to receive such number of the Performance Shares as is determined pursuant to Section 2 at the conclusion of the Performance Period as if you had remained in the continuous employ of Dana or a Subsidiary through the end of the Performance Period, based on the Dana Performance Goals during the Performance Period, prorated, based on the number of whole months that you were employed by Dana or any Subsidiary during the Performance Period. Any Performance Shares awarded will become payable after the Performance Period has concluded. Notwithstanding the foregoing, with respect to Performance Shares intended to qualify as “performance-based compensation” within the meaning of section 162(m)4(C), in the event of a Normal Retirement, there will be no distribution of such Performance Shares prior to the attainment of the relevant performance objectives.
          (b) Change in Control: Notwithstanding Section 2(j), if, during the Performance Period, but before the payment of any Performance Shares as set forth in Section 5, a Change in Control of Dana occurs while you are an employee of Dana or any Subsidiary, then you will be entitled to receive a prorated number of the Performance Shares provided for under Section 2(e).
     4. Forfeiture of Award. Except to the extent you have earned the right to receive Performance Shares pursuant to Sections 2 or 3 hereof, your right to receive Performance Shares will be forfeited automatically and without further notice on the date that you cease to be an employee of Dana or any Subsidiary prior to the last day of the Performance Period or, in the event that Section 3(b) applies, on the date on which the Change in Control occurs. In the event that you intentionally commit an act that the Compensation Committee and/or Board determines to be materially adverse to the interests of Dana or any Subsidiary, your right to receive Performance Shares covered by this Agreement will be forfeited at the time of that determination notwithstanding any other provision of this Agreement.
     5. Payment of Performance Shares.
          (a) Except as provided in Sections 5(b) and 5(c), Performance Shares earned as provided in Section 2 hereof will be paid to you in shares of Common Stock or cash, at the discretion of Dana, in the calendar year immediately following the close of the Performance Period to which the award relates, but in no event later than two and one-half (2 1/2) months after the close of the Performance Period.
          (b) The prorated portion of the Performance Shares earned pursuant to Section 3(a) hereof will be paid to you or your executor or administrator, as the case may be, in shares of Common Stock or cash, in the discretion of Dana, in the calendar year immediately following the last day of the

Performance Period, but in no event later than two and one-half (2 1/2) months after the close of the Performance Period to which the award relates.
          (c) The prorated portion of the Performance Shares earned pursuant to Section 3(b) will be paid to you in shares of Common Stock or cash, in the discretion of Dana, as soon as practicable following the Change in Control, but in no event later than two and one-half (2 1/2) months following the end of the year in which the Change in Control occurs.
     6. Transferability. Your right to receive any Performance Shares will not be transferable nor assignable by you other than by will or by the laws of descent and distribution.
     7. Right to Terminate Employment. Nothing contained in this Agreement will confer upon you any right with respect to continuance of employment by Dana or any Subsidiary, nor limit or affect in any manner the right of Dana or any Subsidiary to terminate the employment or adjust your compensation.
     8. Taxes and Withholding. To the extent that Dana is required to withhold any federal, state, local or foreign taxes in connection with the payment of any Performance Shares in shares of Common Stock or cash, and the amounts available to Dana for such withholding are insufficient, it will be a condition to the payment of any Performance Shares that you will pay such taxes or make arrangements that are satisfactory to Dana for the payment thereof.
     9. Payment of Dividends. No dividends will be accrued or earned with respect to any Performance Shares until such Performance Shares are earned by you as provided in this Agreement.
     10. Adjustments. In the event of any change in the aggregate number of outstanding shares of Common Stock by reason of (a) any stock dividend, extraordinary dividend, stock split, reverse stock split, combination of shares, recapitalization or other change in the capital structure of Dana, or (b) any Change in Control, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization or partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing, then the Board will adjust the number of Performance Shares or Performance Shares then held by you in such manner as to prevent dilution or enlargement of the rights of you that otherwise would result from such event. Moreover, in the event of any such transaction or event, the Board (or a committee of the Board), in its discretion, may provide in substitution for any or all of your rights under this Agreement such alternative consideration as it may determine to be equitable in the circumstances.
     11. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. This Agreement and the Plan will be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
     12. Compliance with Law. Dana will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, no Performance Shares will be paid if the payment thereof would result in a violation of any such law.
     13. Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect your rights under this Agreement without your consent (provided, however, that your consent will not be required to an amendment that is deemed necessary by Dana to ensure compliance with Section 409A of the Code).
     14. Information. Information about you and your participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. You understand that such processing of this information may need to be carried out by Dana and its Subsidiaries and by third party administrators whether such persons are located within your country or elsewhere, including the United States of America. You consent to the processing of information relating to you and your participation in the Plan in any one or more of the ways referred to above.
     15. Severability. In the event that one or more of the provisions of this Agreement will be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.
     16. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan will govern. The Compensation Committee and/or Board acting pursuant to the Plan, as constituted from time to time, will, except as expressly provided otherwise herein or in the plan, have the right to determine any questions which arise in connection with the grant of Performance Shares. By your acceptance of the award under this Agreement, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.
     17. Successors and Assigns. Without limiting Section 6 above, the provisions of this Agreement will inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of Dana.
     18. Governing Law. The interpretation, performance, and enforcement of this Agreement will be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.
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IN WITNESS WHEREOF, this Agreement has been executed by an appropriate officer of Dana Holding Corporation and by you, both as of the day and year first above written.
DANA HOLDING CORPORATION

By:

Name:

Title:

Recipient Signature

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